Exhibit 23.8

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan, of our report dated May 6, 2005, with respect to the combined financial statements of NTL Ireland for the year ended December 31, 2004, included in its Current Report (Form 8-K) dated June 15, 2005, filed with the Securities and Exchange Commission.

Ernst & Young

Dublin, Ireland
June 15, 2005